FORM 5                                                   OMB APPROVAL
[ ] Check box if no longer subject to               OMB Number: 3236-0362
    Section 16. Form 4 or Form 5 obli-              Expires: December 31, 2001
    gations may continue. See Instruc-              Estimated average burden
    tions 1(b).                                     hours per response.....1.0
[ ] Form 3 Holdings Reported
[X] Form 4 Transactions Reported


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


1. Name and Address of Reporting Person*
   Benton, William P.
   --------------------------------------
   (Last)    (First)   (Middle)

   Parklane Towers West, Suite 1610
   3 Parklane Boulevard
   --------------------------------------
             (Street)

   Dearborn     MI      48126
   --------------------------------------
   (City)    (State)   (Zip)

2. Issuer Name and Ticker or Trading Symbol

   Sonic Automotive, Inc. ("SAH")
   --------------------------------------

3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year
   12/99
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
          [X] Director           [ ] 10% Owner
          [ ] Officer (give title below)
          [ ] Other (specify below)

          --------------------------------

7. Individual or Joint/Group Reporting
        (check applicable line)
          [X] Form Filed by One Reporting Person
          [ ] Form Filed by More than One Reporting Person


          Table 1 -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned



1. Title of           2. Transaction   3. Transaction   4. Securities Acquired (A)  5. Amount of        6. Ownership    7. Nature of
   Security              Date (Month/     Code             or Disposed of (D)          Securities          Form: Dir-      Indirect
  (Instr. 3)             Day/Year)        (Instr. 8)       (Instr. 3, 4 and 5)         Beneficially        ect (D) or      Benefic-
                                                        --------------------------     Owned at end of     Indirect (I)    ial Own-
                                                                                       Issuer's Fiscal     (Instr. 4)      ership
                                                                                       Year                                (Instr.4)
                                                         Amount  (A) or (D)  Price     (Instr. 3 and 4)
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
Class A Common Stock     1/27/99             P           1,000       A      $10.00                              D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock     6/11/99             P             300       A      $13.875                             D
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Class A Common Stock     6/11/99             P             500       A      $13.6875                            D
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Class A Common Stock     6/11/99             P             700       A      $13.9375      2,500                 D
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

If the form is filed by more than one reporting person, see instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 2270 (9-96)

  Table 11 -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1. Title of        2. Conversion   3. Transaction   4. Transaction  5. Number of      6. Date Exercisable   7. Title and Amount
   Derivative         or Exercise     Date (Month/     Code            Derivative        and Expiration        of Underlying
   Security           Price of        Day/Year)        (Instr. 8)      Securities        Date (Month/          Securities
   (Instr. 3)         Derivative                                       Acquired (A)      Day/Year)             (Instr. 3 and 4)
                      Security                                         or Disposed       ----------------      ----------------
                                                                       of (D)
                                                                       (Instr. 3, 4,
                                                                       and 5)            Date     Expira-                 Amount or
                                                                    ----------------     Exer-    tion                    Number of
                                                                      (A)       (D)      cisable  Date         Title      Shares
------------------------------------------------------------------------------------------------------------------------------------
Options to purchase    $14.50         3/31/99             A         10,000               9/30/99  3/31/09     Class A     10,000
                                                                                                              Common Stock
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
8. Price of      9. Number of         10. Ownership of      11. Nature of
   Derivative       Derivative            Derivative            Indirect
   Security         Securities            Security:             Beneficial
   (Instr. 5)       Beneficially          Direct (D) or         Ownership
                    Owned at End          Indirect (I)          (Instr. 4)
                    of Year               (Instr. 4)
                    (Instr. 4)
----------------------------------------------------------------------------
                   30,000                  D

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

Explanation of Responses:





                  /s/  W.P. Benton                          2/9/00
                  ---------------------                     -------
                  **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                         Page 2
                                                                 SEC 2270 (9-96)